EXHIBIT 99(B)

THIS WARRANT IS A GLOBAL WARRANT WITHIN THE MEANING OF THE WARRANT AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR WARRANTS IN CERTIFICATED FORM, THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY WARRANT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-
CUSIP No.


                          GLOBAL WARRANT CERTIFICATE


                   Representing up to      Euro Currency Warrants
                      Expiring February    , 2002


                           MERRILL LYNCH & CO., INC.


         This certifies that CEDE & Co. or registered assigns is the registered Holder of Euro Currency Warrants Expiring February , 2002 (the "Warrants") or such lesser amount as is indicated in the records of Citibank, N.A., as Warrant Agent. Each Warrant entitles the beneficial owner thereof, subject to the provisions contained herein and in the Warrant Agreement referred to below, to receive from Merrill Lynch & Co., Inc. (the "Company") the cash settlement amount, if any, (the "Cash Settlement Amount") specified in Section 2.02(d) of the Warrant Agreement. The Holder hereof shall not be entitled to any interest on any Cash Settlement Amount to which it is otherwise entitled (unless the Company shall default in the payment of such Cash Settlement Amount). The Warrants will be automatically exercised on the earlier of (i) the fourth scheduled Business Day immediately preceding
February   , 2002 (the "Exercise Date"), or (ii) the Business Day immediately preceding the Warrants' delisting, the imposition of a permanent trading suspension on trading of Warrants or if certain events in bankruptcy, insolvency or reorganization involving the Company occur. Such occurrences are further described below and as provided in the Warrant Agreement.

         The Cash Settlement Amount with respect to this Euro Currency Warrant equals:

           Spot Value-Strike Value
U.S.$50 X --------------------------
               Strike Value


         provided, however, that in no event will the Cash Settlement Amount be less than zero. The Spot Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Calculation Agent"), and will equal the bid rate of the U.S. Dollar per Euro in the interbank market as reported on Reuters Group PLC ("Reuters") on page FXFX at approximately 3:00 p.m. London time on the Exercise Date. However, if the USD/EUR Rate is not so quoted on the Exercise Date, the Spot Value will be the exchange rate between Euro and U.S. Dollars, based on the noon buying rate in The City of New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the "Noon Buying Rate"). If the Noon Buying Rate is not so announced on the Exercise Date, then the Spot Value will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 3:00 p.m. London time on the relevant date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then the Spot Value will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 3:00 p.m. London time on the relevant date from three other leading commercial banks in The City of New York (selected in the sole discretion of the Calculation Agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If such spot quotations are available from fewer than three such banks, then such spot quotation or quotations as the Calculation Agent, in its sole discretion, shall determine are reasonable and available will be used. If no such spot quotation is available, the Spot Value will be such rate as the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 3:00 p.m., London time, on the relevant date.

         References herein to "Euro" or "EUR" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community as amended by the Treaty on European Union, and references to "Dollars", "U.S.$", "$" or "USD" are to the currency of the United States of America.

         The term "Business Day", as used herein, means any day other than a Saturday or Sunday or a day on which commercial banks in The City of New York are required or authorized by law or executive order to be closed.

         "Reference Amount" is U.S.$     .

         "Reference Dealers", as used herein, means Citibank, N.A., Deutsche Bank Securities, Inc. and The Chase Manhattan Bank, or their successors.

         The Cash Settlement Amount, if necessary, will be rounded to the nearest cent, with one-half cent being rounded upwards.

         All determinations made by the Calculation Agent, shall be at the Calculation Agent's sole discretion and, absent a manifest error, shall be conclusive for all purposes and binding on the Company and the beneficial owners of the Warrants.

         This Global Warrant Certificate is issued under and in accordance
with the Warrant Agreement, dated as of       , 2000 (the "Warrant Agreement"),
between the Company and the Warrant Agent, and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions all beneficial owners of the Warrants evidenced by this Global Warrant Certificate and the Holder of this Global Warrant Certificate consent by acceptance hereof by the Depositary (as defined below). Copies of the Warrant Agreement are on file at the Warrant Agent office of the Warrant Agent in The City of New York. Except as provided in the Warrant Agreement, beneficial owners of the Warrants evidenced by this Global Warrant Certificate shall not be entitled to receive definitive Warrants evidencing their Warrants. Warrants shall be held through a depositary selected by the Company which initially is The Depository Trust Company (the "Depositary", which term, as used herein, includes any successor depositary selected by the Company as further provided in the Warrant Agreement).

         Capitalized terms included herein but not defined herein have the same meaning assigned thereto in the Warrant Agreement.

         Subject to the provisions hereof and of the Warrant Agreement, each Warrant evidenced hereby will expire on the Expiration Date. The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised on the earlier of (i) the fourth scheduled Business Day prior to the Expiration Date (the "Exercise Date") or, (ii) in the case of delisting or a trading suspension, on the Delisting Date or in the case of certain events in bankruptcy, insolvency or reorganization, on the Business Day immediately preceding such date (the "Early Expiration Date").

         The Warrant Agent will obtain the Cash Settlement Amount on the Exercise Date from the Calculation Agent and will pay the Cash Settlement Amount of the Warrants to the Depositary on the Expiration Date and, if February , 2002 is not a Business Day, on the next succeeding Business Day. If the Warrants are delisted or there is a trading suspension and the Warrants are not simultaneously accepted for listing on another national securities exchange, the Warrant Agent will pay the Cash Settlement Amount of the Warrants to the Depositary on the fifth Business Day following the Delisting Date or Early Expiration Date, as applicable. The Company shall advise the Warrant Agent of the date of any expected delisting or permanent suspension of trading of the Warrants as soon as is practicable and shall immediately inform the Warrant Agent after the Company has received notice that such delisting or suspension has occurred and that the Warrants are not accepted for listing on another national securities exchange, but in no event will such notice be given to the Warrant Agent later than 5:00 P.M., New York City time, on the Business Day preceding the date that such delisting or suspension occurs.

         The Company, the Warrant Agent and any agent of the Company or the Warrant Agent may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent nor any agent of the Company or the Warrant Agent shall be affected by any notice to the contrary, subject to certain provisions of the Warrant Agreement, except that the Company and the Warrant Agent shall be entitled to rely on and act pursuant to instructions of Depositary Participants as contemplated herein and in the Warrant Agreement.

         Subject to the terms of the Warrant Agreement and certain restrictions set forth above, upon due presentment for registration of transfer of this Global Warrant Certificate at the Warrant Agent Office of the Warrant Agent in New York City, the Company shall execute and the Warrant Agent shall authenticate and deliver in the name of the designated transferee a new Global Warrant Certificate of like tenor and evidencing a like number of Warrants as evidenced by this Global Warrant Certificate at the time of such registration of transfer, which shall be issued to the designated transferee in exchange for this Global Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge.

         This Global Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

         This Global Warrant Certificate shall not be valid or obligatory for any purpose until authenticated by the Warrant Agent.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                                             MERRILL LYNCH & CO., INC.



                                             By _____________________________
                                                         Treasurer







[SEAL]                                      Attest _________________________
                                                          Secretary


This is one of the Warrants
referred to in the within-mentioned
Warrant Agreement:

CITIBANK, N.A. as Warrant Agent


By _________________________
      Authorized Officer

Date:                   , 2000

                Form of Transfer of Global Warrant Certificate


Citibank, N.A., as Warrant Agent
Corporate Trust Services
111 Wall Street
New York, New York 10043


                   , the registered Holder of the Global Warrant Certificate

representing all Merrill Lynch & Co., Inc. Euro Currency Warrants, Expiring

February , 2002, hereby requests the transfer of such Global Warrant

Certificate to

                                            [NAME OF REGISTERED HOLDER]

Dated:
                                                By: